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                                                                      EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                               FOR THE 52        FOR THE 27         FOR THE 52 WEEKS ENDED
                                               WEEKS ENDED       WEEKS ENDED     -----------------------------
                                             JANUARY 2, 1999   JANUARY 3, 1998   JUNE 28, 1997   JUNE 29, 1996
                                             ---------------   ---------------   -------------   -------------
Computation of Net Income:
  Basic and Diluted:
     Income before extraordinary loss and
       cumulative effect of changes in
       accounting principles...............      $45,968           $33,448          $62,324         $30,768
     Extraordinary loss due to early
       extinguishment of debt, net of tax
       benefit and minority interest.......         (938)
     Cumulative effect of changes in
       accounting principles, net of tax
       benefit.............................       (3,131)           (9,888)
                                                 -------           -------          -------         -------
     Net income............................      $41,899           $23,560          $62,324         $30,768
                                                 =======           =======          =======         =======
Number of Shares Used in Calculation of Per
  Common Share Data:
  Basic weighted average shares............       96,393            88,368           88,000          86,933
Effect of Dilutive Securities:
  Stock options............................          408               405              401             278
                                                 -------           -------          -------         -------
  Diluted weighted average shares..........       96,801            88,773           88,401          87,211
                                                 =======           =======          =======         =======
Net Income Per Common Share:
  Basic:
     Income before extraordinary loss and
       cumulative effect of changes in
       accounting principles...............      $   .47           $   .38          $   .71         $   .35
     Extraordinary loss due to early
       extinguishment of debt, net of tax
       benefit and minority interest.......         (.01)
     Cumulative effect of changes in
       accounting principles, net of tax
       benefit.............................         (.03)             (.11)
                                                 -------           -------          -------         -------
     Net income per common share...........      $   .43           $   .27          $   .71         $   .35
                                                 =======           =======          =======         =======
  Diluted:
     Income before extraordinary loss and
       cumulative effect of changes in
       accounting principles...............      $   .47           $   .38          $   .71         $   .35
     Extraordinary loss due to early
       extinguishment of debt, net of tax
       benefit and minority interest.......         (.01)
     Cumulative effect of changes in
       accounting principles, net of tax
       benefit.............................         (.03)             (.11)
                                                 -------           -------          -------         -------
     Net income per common share...........      $   .43           $   .27          $   .71         $   .35
                                                 =======           =======          =======         =======
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